UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act OF 1934
Date of Report (Date of earliest event reported): February 13, 2007
ANDOVER MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction incorporation)	333-128526 (Commission File Noumber)	51-0459931 (IRS Employer Identification No.)

510 Turnpike Street, Ste. 204 N. Andover, MA		01845

(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (978) 557-1001
N/A
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01.    Other Events
          On February 13, 2007, the Chairman and Chief Executive Officer of Andover Medical, Inc. entered into a Plea and Cooperation Agreement (“PCA”) with the United States Attorney’s Office in the United States District Court for the District of Massachusetts. He will be sentenced once his cooperation with the Federal government is completed. Under the PCA he has plead to two charges, one count of filing a false tax return in 2002 where he reported a transaction as a capital gain when it should have been ordinary income and a second count of money laundering for his receipt of the funds for which the tax charge is also based. This matter involved our Chairman’s having served from August 2001 until September 2004, as Chairman of the Board and Chief Executive Officer of Med Diversified Inc., then the largest healthcare staffing and infusion company in the United States. In November 2002, Med Diversified filed for bankruptcy following the indictment of National Century Financial Enterprise (“NCFE”). NCFE was the lending source for Med Diversified and 116 other companies all of which were closed, sold, restructured or forced into bankruptcy. The NCFE criminal proceedings were the largest healthcare fraud case brought and lead to the Federal government bringing these charges against our Chairman.
          There was a Board of Directors meeting called to order on the above matter on February 14, 2007. The facts and circumstances were discussed in detail and concluded that this prior activity does not relate, directly or indirectly, to our Chairman’s present or future performance with Andover Medical. The Board of Directors does not believe the Company’s current business plan, including its pending acquisitions and proposed operations will be adversely affected by this event. They gave the Chairman and CEO their full support in making Andover Medical successful.

SIGNATURES
          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2007	ANDOVER MEDICAL, INC.

	By:	/s/ Edwin Reilly
Name: Edwin A. Reilly
Title: President